PROSPECTUS SUPPLEMENT
(To prospectus dated July 25, 2002)

                              (New Brunswick Logo)

                                U.S.$500,000,000

                           PROVINCE OF NEW BRUNSWICK
                                    (CANADA)
                        3.50% NOTES DUE OCTOBER 23, 2007

     The notes bear interest at the rate of 3.50% per year. Interest on the notes is payable on April 23 and October 23 of each year, beginning April 23, 2003. Interest on the notes will accrue from October 23, 2002. The notes will mature on October 23, 2007. The notes are not redeemable before maturity, unless certain events occur involving Canadian taxation.

     The notes are offered for sale in Canada, the United States and those jurisdictions in Europe and Asia where it is legal to make such offers.

     Application has been made to list the notes on the Luxembourg Stock Exchange in accordance with its rules.

                                                              PER NOTE         TOTAL
                                                              --------    ----------------
Public offering price (1)...................................  99.429%     U.S.$497,145,000
Underwriting discount.......................................   0.250%     U.S.$  1,250,000
Proceeds, before expenses, to the Province..................  99.179%     U.S.$495,895,000

---------------
(1) Plus accrued interest from October 23, 2002 if settlement occurs after that date.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying basic prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We expect that the notes will be ready for delivery in book-entry form only through The Depository Trust Company, Clearstream, Luxembourg or the Euroclear System, on or about October 23, 2002.

    CIBC WORLD MARKETS                               SALOMON SMITH BARNEY
                         CREDIT SUISSE FIRST BOSTON
MERRILL LYNCH & CO.     NBC INTERNATIONAL (USA) INC.      RBC CAPITAL MARKETS
 BANK OF MONTREAL                                             BNP PARIBAS
  CASGRAIN & CO.                                            SCOTIA CAPITAL

          The date of this prospectus supplement is October 16, 2002.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                                ----
Summary of the Offering.....................................     S-4
Province of New Brunswick...................................     S-5
Recent Developments.........................................     S-6
Use of Proceeds.............................................     S-6
Description of The Notes....................................     S-6
Clearing and Settlement.....................................    S-11
Tax Matters.................................................    S-13
Underwriting................................................    S-16
Legal Opinions..............................................    S-17
Authorized Agents in the United States......................    S-17
General Information.........................................    S-17
                          BASIC PROSPECTUS
About This Prospectus.......................................       2
Province of New Brunswick...................................       2
Application of Proceeds.....................................       2
Description of Debt Securities..............................       2
Plan of Distribution........................................       4
Authorized Representatives..................................       4
Sources of Information......................................       5
Legal Opinions..............................................       5
Where You Can Find More Information.........................       5

                            ------------------------

     You should rely only on the information contained in this prospectus supplement and in the basic prospectus dated July 25, 2002 of the Province of New Brunswick. In this prospectus supplement the words "the Province", "we", "our", "ours", and "us" refer to the Province of New Brunswick. The basic prospectus contains or incorporates by reference information regarding the Province and other matters, including a description of certain terms of the Provinces securities. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying basic prospectus, as well as the information we previously filed with the United States Securities and Exchange Commission or the "SEC" and incorporated by reference, is accurate in all material respects only as of its date.
                            ------------------------

     This document is in two parts. The first part is in the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to the Province. The second part, the basic prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. To the extent the description of the notes in the prospectus supplement differs from the description of the debt securities in the basic prospectus, the description in the prospectus supplement supercedes the description in the basic prospectus.
                            ------------------------

     We have filed a registration statement with the SEC covering the notes. For further information on the Province and the notes, you should refer to our registration statement and its exhibits. This prospectus supplement and the accompanying basic prospectus summarize material provisions of the agreements and other documents that we refer you to. Since the prospectus supplement and the accompanying basic prospectus may not contain all the information that you may find important, you should review the full text of these documents and the documents incorporated by reference in the basic prospectus.

     We file reports and other information with the SEC in the United States. You may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and copy charges.
                            ------------------------

     The Luxembourg Stock Exchange takes no responsibility for the contents of this prospectus supplement and the accompanying basic prospectus, makes no representations as to their accuracy or completeness and expressly disclaims any liability whatsoever for any loss arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying basic prospectus.
                            ------------------------

     This prospectus supplement and the accompanying basic prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to the Province and the notes. We accept full responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying basic prospectus and confirm, having made all reasonable inquiries, that to the best of our knowledge and belief there are no other facts the omission of which would make any statement herein or in the basic prospectus misleading in any material respect.
                            ------------------------

     In connection with this issue, Salomon Smith Barney Inc. or any person acting on its behalf may over-allot or effect transactions with a view to supporting the market price of the bonds at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation on Salomon Smith Barney Inc. or any of its agents to do this. Such stabilizing, if commenced may be discontinued at any time, and must be brought to an end after a limited period.
                            ------------------------

     Unless otherwise specified or the context otherwise requires, references in this prospectus supplement to "$" and "Cdn.$" are to lawful money of Canada and "U.S.$" and "U.S. dollars" are to lawful money of the United States of America. The inverse of the noon buying rate in New York, New York on October 16, 2002 for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York was $1.00 = U.S.$0.6313.

                            SUMMARY OF THE OFFERING

     This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying basic prospectus before making an investment decision.

ISSUER.................... The Province of New Brunswick.

AGGREGATE PRINCIPAL
AMOUNT.................... U.S.$500,000,000.

INTEREST RATE............. 3.50% per year.

MATURITY DATE............. October 23, 2007.

INTEREST PAYMENT DATES.... April 23 and October 23 of each year, beginning April
                           23, 2003. Interest on the notes will accrue from October 23, 2002.

RANKING................... The notes will be unsecured direct obligations of the
                           Province and will rank equally with all of our other unsecured obligations.

REDEMPTION................ The notes are not redeemable prior to maturity, unless certain events occur involving Canadian taxation.

MARKETS................... The notes are offered for sale in the United States and elsewhere where it is legal to make such offers.

LISTING................... Application has been made to list the notes on the
                           Luxembourg Stock Exchange in accordance with its rules.

FORM AND DENOMINATION..... One fully registered global note held in the name of a nominee of The Depository Trust Company ("DTC"). You may elect to hold a beneficial interest in the global note through DTC, Clearstream, Luxembourg or the Euroclear System.

                           Except in limited circumstances, you will not be entitled to have notes registered in your name and will not receive or be entitled to receive notes in definitive form. Except in limited circumstances, you will not be considered a registered holder of the notes.

                           Notes will be sold in minimum denominations of U.S.$1,000 and integral multiples of U.S. $1,000.

WITHHOLDING TAX........... Principal of and interest on the notes are payable by the Province without withholding or deduction for Canadian withholding taxes to the extent set forth herein.

     The Province may be contacted at the Department of Finance, Treasury Division, 670 King Street, Room 376, Fredericton, New Brunswick E3B 5H1, Canada,
Attention: Assistant Deputy Minister, Treasury Division and may be telephoned at
(506) 453-2515.

                           PROVINCE OF NEW BRUNSWICK

     The province of New Brunswick is located on the eastern seaboard of Canada and has a total area of 28,355 square miles of which about 12,877 square miles is Crown land owned by the Province. The province borders the State of Maine to the south and the provinces of Nova Scotia and Quebec to the east and west respectively. According to Statistics Canada, the population of the province on July 1, 2001 was estimated at 757,077.

ECONOMIC OVERVIEW

     New Brunswick's economy is open and is becoming increasingly diversified. It receives a significant contribution from natural resources including mining, fishing and agriculture, with the largest concentration in forestry and forestry-related industries. The provincial economy shows a larger concentration of service industries than goods producing industries compared to Canada as a whole. Service industries include transportation and communication as well as technology and tourism. The province's economy grew at an annual real rate of 4.6% in 1999 and 1.8% in 2000, with growth for 2001 reduced to 0.6% due to the completion of major investment projects in petroleum refinement, natural gas and transportation infrastructure and also due to the general North American Economic slowdown.

     Foreign exports of commodities have become increasingly important to New Brunswick. In 2001, about 89% of exports were destined for the US market. Energy products, followed by forest and food products constitute the bulk of exports. Other important commodity exports are fertilizers, plastic products, electronic parts and components, and metallic ores. Exports of agricultural and fishing products have reported strong increases in recent years to diverse markets such as the US, Japan and Europe.

     In 2001, New Brunswick's inflation rate was 1.7%, significantly lower than the national rate of 2.6%. Wages and salaries rose 4.2% comparable to the national increase in 2001.

     The labor force participation rate reached a record level for the fifth consecutive year in 2001. This strong growth combined with stable employment resulted in a higher unemployment rate for the province of 11.2% in 2001 compared to 10.0% the previous year.

2000-2001 FISCAL YEAR RESULTS

     Financial results for the fiscal year ending March 31, 2001 were released by the Minister of Finance in October 2001. The statements of financial position, revenue and expenditure, cash flow and net debt form the basis of the Province's Form 18-K submission to the Securities and Exchange Commission dated December 17, 2001.

     The Province borrows from non-public sources including the Canada Pension Plan (CPP), a compulsory national pension plan in which all provinces but Quebec participate. At March 31, 2001, New Brunswick had outstanding borrowings from the CPP Investment Fund of $835.2 million. At March 31, 2001, New Brunswick had no other non-public borrowing.

     At March 31, 2001, the Province had outstanding borrowings for Provincial purposes totaling $6,821.0 million through the issue and sale of debentures and notes, such securities being denominated in Canadian dollars, U.S. dollars, Japanese yen and Swiss francs. Not included in this amount is $3,061.1 million borrowed on behalf of New Brunswick Power Corporation, the Province's Crown utility.

     The Province is required by legislation to pay annually into a sinking fund the Canadian currency equivalent of not less than 1% of all funded debt. The Province's current policy is to pay 1.5% of funded debt annually into the sinking fund. At March 31, 2001 the value of the sinking fund applicable to debt issued for Provincial purposes amounted to $3,130.2 million. For the fiscal year ended March 31, 2001, earnings on sinking fund investments amounted to $220.0 million.

2001-2002 RESULTS AND FISCAL OUTLOOK 2002-2003

     On March 26, 2002, the New Brunswick Minister of Finance tabled the 2002-03 Budget, which included revised estimates for the 2001-2002 fiscal year and budget forecasts for the 2002-2003 fiscal year. Copies of the budget documents were filed with the Securities and Exchange Commission as amendments to Province's Form 18-K.

     Audited statements for the 2001-2002 fiscal year were released October 4, 2002 and subsequently filed with the Securities and Exchange Commission as amendments to the Province's Form 18-K.

                              RECENT DEVELOPMENTS

     On May 30, 2002, the Province announced that NB Power, the Province's Crown utility, will be restructured into a holding company called NB Power Holding, with four subsidiary companies: NB Power Generation, NB Power Nuclear, NB Power Transmission, and NB Power Distribution and Customer Service.

     Also, the government announced that it is seeking private sector equity financial participation or third party investment in each of the two major generation refurbishment and refit projects being undertaken by NB Power.

     On August 20, 2002, NB Power released its 2001-2002 annual report, which was subsequently filed as an amendment to the Province of New Brunswick's Form 18-K.

                                USE OF PROCEEDS

     The Province expects that the net proceeds of approximately U.S. $495,727,200 from the sale of the notes will be paid to the Minister of Finance for the Province and paid into the Consolidated Fund for use in the public service, for discharging any indebtedness or obligation of the Province, for reimbursing the Consolidated Fund for any monies expended in discharging any such indebtedness or obligation, for carrying on of public works authorized by the Province and for the purchase of securities to be issued by New Brunswick Power Corporation.

                            DESCRIPTION OF THE NOTES

GENERAL

     The 3.50% Notes Due October 23, 2007, in the aggregate principal amount of U.S. $500,000,000 will be issued subject to a fiscal agency agreement dated as of October 23, 2002 between the Province and Royal Bank of Canada, as registrar, fiscal agent, transfer agent and principal paying agent.

     The terms and conditions of the notes are summarized below and are subject to the detailed provisions of the fiscal agency agreement and the exhibits thereto, including the form of the global note, a copy of which will be filed as an exhibit to an amendment to the Province's annual report on Form 18-K and will be available for inspection at the office of the Luxembourg listing, transfer and paying agent. The notes and the fiscal agency agreement together constitute a contract, all of the terms and conditions of which each registered holder by acceptance of the notes assents to and is deemed to have notice of.

     The fiscal agent will act as the agent of the Province and hence will not be a trustee for the holders of the notes and will not have the same responsibilities or duties to act for holders as would a trustee.

     References to principal and interest in respect of the notes shall be deemed also to refer to any additional amounts which may be payable as described below. See "-- Payment of Additional Amounts".

STATUS OF THE NOTES

     The notes will be unsecured direct obligations of the Province. The notes will rank equally and ratably with all other securities constituting general unsecured obligations of the Province outstanding from time to time.

FORM, DENOMINATION AND REGISTRATION

     The notes will be issued in the form of a fully registered global note registered in the name of Cede & Co., as nominee of DTC, and held by DTC. Beneficial interests in the global note will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global note directly through any of DTC (in the United States) or Clearstream Banking, societe anonyme ("Clearstream, Luxembourg") or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") (in Europe) if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn hold such interests in customers' securities accounts in the names of the depositaries on the books of DTC. Except in the limited circumstances described herein, owners of beneficial interests in the global note will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered registered holders of notes under the fiscal agency agreement. See "-- Title" and "-- Definitive Certificates".

     The notes will only be sold in a minimum aggregate principal amount of U.S.$1,000 and integral multiples thereof.

     All notes will be recorded in a register maintained by the fiscal agent under the fiscal agency agreement, and will be registered in the name of Cede & Co., for the benefit of owners of beneficial interests in the global note, including those owners which are participants of Clearstream, Luxembourg and Euroclear.

     The fiscal agent will not impose any service charge on the registered holder in respect of the notes, other than reasonable fees for the replacement of lost, stolen, mutilated, defaced or destroyed notes; however, the Province may require of the party requesting such transfer or exchange, as a condition precedent to the exercise of any right of transfer or exchange contained in the fiscal agency agreement or in the notes, the payment of a sum sufficient to cover any stamp or other tax or other governmental charge payable in connection therewith. In addition, owners of beneficial interests in the global note may incur fees payable in respect of the maintenance and operation of the book-entry accounts in which such interests are held with the clearing systems.

TITLE

     Subject to applicable law and the terms of the fiscal agency agreement, the Province, the fiscal agent and any paying agent appointed in accordance with the fiscal agency agreement shall deem and treat the registered holders of the notes as the absolute owners thereof for all purposes whatsoever whether or not the notes are overdue and neither the Province nor the fiscal agent will be affected by any notice to the contrary; and all payments to or on the order of the registered holders are valid and effectual to discharge the liability of the Province and the fiscal agent on the notes to the extent of the sum or sums paid.

INTEREST

     The notes will bear interest from October 23, 2002 at a rate of 3.50% per annum. Interest for the period from, and including, October 23, 2002 to, but excluding, April 23, 2003 will be payable on April 23, 2003. Thereafter, interest on the notes will be payable in two equal semi-annual installments in arrears on April 23 and October 23 of each year. Interest will be payable to the persons in whose names the notes are registered at the close of business on the April 8 or October 8 (each a "record date"), as the case may be, preceding the applicable interest payment date. If the notes become redeemable prior to maturity in accordance with the terms and conditions of the notes, any interest payable under the notes on the redemption date will be payable to the persons in whose names the notes are registered on the redemption date. Interest on the notes will cease to accrue on the redemption date unless payment of principal is improperly withheld or refused. Any overdue principal or interest on the notes shall bear interest at the rate of 3.50% per annum (before and, subject to applicable law, after judgment) until paid, or if earlier, when the full amount of the monies payable has been made available by the Province and notice to that effect has been given in accordance with "-- Notices" below.

     Whenever it is necessary to compute any amount of accrued interest in respect of the notes for a period of less than one full year, other than with respect to regular semi-annual interest payments, such interest shall be calculated on the basis of a 360-day year of twelve 30-day months. The annual rate of interest to which such rate is equivalent, for purposes of the Interest Act (Canada), is the rate so calculated multiplied by a fraction, the numerator of which is the actual number of days in the calendar year in respect of which such calculation is made, and the denominator of which is the number of days used in the calculation.

PAYMENTS

     Principal of and interest on the notes are payable by the Province in U.S. dollars to the persons in whose names the notes are registered on the applicable record date, redemption date or maturity date, as the case may be. The fiscal agent will act as the Province's principal paying agent for the notes pursuant to the fiscal agency agreement and Dexia Banque Internationale a Luxembourg societe anonyme will act as the Province's paying agent in Luxembourg. Ownership positions within each clearing system will be determined in accordance with the normal conventions observed by such system.

     None of the Province, the fiscal agent or any transfer agent or paying agent will have any responsibility or liability for any aspect of the records of DTC, Clearstream, Luxembourg or Euroclear relating to or payments made by such clearing systems on account of beneficial interests in the global note or for maintaining, supervising or reviewing any records of such clearing systems relating to such beneficial interests.

     If any date for payment in respect of any note is not a business day, the registered holder thereof shall not be entitled to payment until the next following business day, and no further interest shall be paid in respect of the delay in such payment. In this paragraph "business day" means a day on which banking institutions in Fredericton, New Brunswick, Toronto, Ontario and New York, New York, are not authorized or obligated by law or regulation to close. If notes have been issued in definitive form and a date for payment is a business day but is a day on which any paying agent is closed at the applicable place of payment, a registered holder will not be entitled to payment at such location until the next succeeding day on which banking institutions in such place of payment are not authorized or obligated by law or regulation to be closed and no further interest shall be paid in respect of the delay in such payment.

FURTHER ISSUES

     The Province may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes ranking equally and ratably with the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and so that such further notes shall be consolidated and form a single series with the notes and shall have the same terms as to status, redemption or otherwise as the notes. However no further notes shall be consolidated in a single series with the notes unless the further notes are fungible with the notes for United States federal income tax purposes. Any further notes shall be issued subject to an agreement supplemental to the fiscal agency agreement.

PAYMENT OF ADDITIONAL AMOUNTS

     All payments of, or in respect of, the principal of and interest on the notes will be made without withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or charges of whatsoever nature imposed or levied by or on behalf of the Government of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, unless such taxes, duties, assessments or charges are required by law or by the administration or interpretation thereof to be withheld or deducted. In that event, the Province (subject to its right of redemption described under "-- Maturity, Redemption and Purchase") will pay to the registered holders of the notes such additional amounts (the "Additional Amounts") as will result (after withholding or deduction of the said taxes, duties, assessments or charges) in the payment to the beneficial owners of notes of the amounts which would otherwise have been payable in respect of the notes in the absence of such taxes, duties, assessments or charges, except that no such Additional Amounts shall be payable with respect to any note:

     (a) to or on behalf of a beneficial owner who is subject to such taxes, duties, assessments or charges in respect of such note by reason of such owner being connected with Canada otherwise than merely by the holding or ownership as a non-resident of Canada of such note; or

     (b) if the note is presented for payment more than 15 days after the Relevant Date, except to the extent that the holder thereof would have been entitled to such Additional Amounts on the last day of such period of 15 days. For this purpose, the "Relevant Date" in relation to any note means whichever is the later of:

     (i) the date on which the payment in respect of such note first becomes due; or

     (ii) if the full amount of the moneys payable on such date in respect of such note has not been made available by the Province on or prior to such date, the date on which notice is duly given to the registered holders of such note that such moneys have been so made available.

     The Province shall not be obliged to pay any additional amounts in respect of any tax, assessment or other governmental charge required to be withheld on a payment to an individual pursuant to any European Union Directive on taxation of savings implementing the conclusions of the ECOFIN (European Union's Economic and Finance Ministers) Council meeting of 26-27 November 2000, the proposal presented by the Commission of the European Communities on July 18, 2001 for a Council Directive to ensure effective taxation of savings income in the form of interest payments within the European Union, or any law implementing or complying with, or introduced in order to conform to, such Directive or proposal.

MATURITY, REDEMPTION AND PURCHASES

     The principal amount of the notes, at par, shall be due and payable on October 23, 2007 upon presentation and surrender of the notes. The notes are not redeemable at the option of the Province prior to maturity unless certain events occur involving Canadian taxation as provided below and are not repayable at the option of the registered holder prior to maturity.

     The notes may be redeemed at the option of the Province in whole, but not in part, at any time, on giving not less than 30 days' and not more than 60 days' notice to registered holders of the notes in accordance with "Notices" below (which notice shall be irrevocable), at 100% of the principal amount thereof, together with interest accrued thereon to the date fixed for redemption, if (a) the Province has or will become obliged to pay additional amounts as provided or referred to in "-- Payment of Additional Amounts" above as a result of any change in, or amendment to, the laws or regulations of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, or any treaty affecting taxation to which Canada is a party, or any change in the application or official interpretation of such laws, regulations or treaties, which change or amendment becomes effective on or after the date of this prospectus supplement, and (b) such obligation cannot be avoided by the Province taking reasonable measures available to it, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Province would be obliged to pay such additional amounts were a payment in respect of the notes then due. Prior to the publication of any notice of redemption pursuant to this paragraph, the Province shall deliver to the fiscal agent a certificate signed by an officer of the Province stating that the Province is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Province so to redeem have occurred.

     The Province may, if not in default under the notes, at any time purchase notes in the open market, or by tender or by private contract, at any price, in accordance with applicable law and, if definitive notes have been issued in accordance with the fiscal agency agreement, may cause the fiscal agent to cancel any notes so purchased.

REPAYMENT IN EVENT OF DEFAULT

     If (a) there is a non-payment of the principal of or interest on any of the notes and such non-payment continues for a period of more than 30 days after written notice of such non-payment is given to the Province by a registered holder of notes or (b) there is a failure in the performance of any other covenant of the Province contained in the notes which continues for more than 60 days after written notice requiring such failure to be remedied is given to the Province by a registered holder of notes, then the registered holder giving such notice may give a further written notice to the Province demanding that the principal amount of all or any of the notes held by such registered holder become immediately repayable, together with accrued interest, and upon the giving of such further notice, such notes shall become repayable accordingly.

     Any notice from a registered holder of notes to the Province as contemplated in the previous paragraph shall be given to the Province by delivering such notice to the fiscal agent.

DEFINITIVE CERTIFICATES

     No beneficial owner of notes will be entitled to receive notes in definitive form except in the limited circumstances described below.

     If DTC notifies the Province that it is unwilling or unable to continue as depositary in connection with the global note or ceases to be a recognized clearing agency and a successor depositary is not appointed by the Province within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, the Province will issue or cause to be issued fully registered notes in definitive form upon registration of transfer of, or in exchange for, the global note. The Province may also at any time and in its sole discretion determine not to have any of the notes held in the form of the global note, and, in such event, will issue or cause to be issued fully registered notes in definitive form upon registration of transfer of, or in exchange for, such global note.

     For so long as the notes are listed on the Luxembourg Stock Exchange and if the rules of such stock exchange on which the notes are listed so require, the Province has agreed to appoint and maintain a transfer agent and paying agent in Luxembourg to act on its behalf. Fully registered notes in definitive form may be presented at the office of the Luxembourg transfer agent, for registration of transfer or exchange by the fiscal agent in accordance with the fiscal agency agreement. Payments of interest on fully registered notes in definitive form will be made by the fiscal agent in accordance with the fiscal agency agreement. Fully registered notes in definitive form may be surrendered at the office of the Luxembourg paying agent for payment of principal at maturity or on the date fixed for redemption.

MODIFICATION

     The fiscal agency agreement and the notes may be amended or supplemented by the Province on the one hand, and the fiscal agent, on the other hand, without notice to or the consent of the registered holder of any note, for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provisions contained therein, or effecting the issue of further notes as described under "Further Issues" above, or in any other manner which the Province may deem necessary or desirable and which, in the reasonable opinion of the Province, on the one hand, and the fiscal agent, on the other hand, will not adversely affect the interests of holders of notes.

     The fiscal agency agreement will contain provisions for convening meetings of registered holders of notes to approve by extraordinary resolution (as defined below) any modification or amendment to the fiscal agency agreement (except as provided in the immediately preceding paragraph) and the notes (including the terms and conditions thereof). An extraordinary resolution duly passed at any such meeting or duly adopted by means of an instrument in writing shall be binding on all registered holders of notes, whether present or not; provided, however, that no such modification or amendment to the fiscal agency agreement or to the terms and conditions of the notes shall, without the consent of the registered holder of each such note affected thereby: (a) change the maturity date of any such note or change any interest payment date; (b) reduce the principal amount of any such note or the rate of interest payable thereon;
(c) change the currency of payment of any such note; (d) impair the right to institute suit for the enforcement of any payment on or with respect to such note; or (e) reduce the percentage of the principal amount of notes necessary for the taking of any action, including modification or amendment of the fiscal agency agreement or the terms and conditions of the notes, or reduce the quorum required at any meeting of registered holders of notes.

     The term "extraordinary resolution" will be defined in the fiscal agency agreement as a resolution passed at a meeting of registered holders of notes held in accordance with the provisions of the fiscal agency agreement and the notes by the affirmative vote of the registered holders of not less than 66 2/3% of the principal amount of the then outstanding notes represented at the meeting in person or by proxy and voting on the resolution or as an instrument in writing signed in one or more counterparts by the registered holders of not less than 66 2/3% of the principal amount of the then outstanding notes. The quorum at any such meeting for passing an extraordinary resolution is one or more registered holders of notes present in person or by proxy who represent at least a majority in principal amount of the then outstanding notes, or at any adjourned meeting called by the Province or the fiscal agent, one or more persons being or representing registered holders of notes whatever the principal amount of the notes so held or represented.

GOVERNING LAW

     The notes and the fiscal agency agreement will be governed by, and construed in accordance with, the laws of the Province of New Brunswick and the laws of Canada applicable therein.

NOTICES

     All notices will be published in English in London, England in the Financial Times, in New York, U.S.A. in The Wall Street Journal, in Canada in The Globe & Mail and, as long as the notes are listed on the Luxembourg Stock Exchange, in Luxembourg in the Luxemburger Wort. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper with general circulation in the respective market regions as the Province, with the approval of the fiscal agent, shall determine. Any such notice shall be deemed to have been given on the date of publication or, if published more than once on different dates, on the first date on which publication is made. Written notice will also be given to DTC, provided at the time of such notice the notes are represented by the global note. If the notes are being held in definitive form, notices will be validly given if sent by first class prepaid post addressed to the registered holders at their respective addresses appearing in the register and if, in the case of joint holders of any note, more than one address appears in the register in respect of such joint holding, such notice shall be addressed only to the first address so appearing. Any notice so given shall be deemed to have been given on the day of it being sent by post.

PRESCRIPTION

     The notes will become void unless presented for payment within a period of the lesser of six years, or the period prescribed by law, from the relevant date (as defined under "-- Payment of Additional Amounts") for payment thereof.

                            CLEARING AND SETTLEMENT

     The Province has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream, Luxembourg, and the Province takes responsibility for the accurate reproduction of this information. However, the Province takes no responsibility for the accuracy of the information itself. DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither the Province nor the fiscal agent will be responsible for DTC's Euroclear's or Clearstream, Luxembourg's performance of their obligations under their rules and procedures. Nor will the Province or the fiscal agent be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures

THE CLEARING SYSTEMS

     DTC. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct DTC participants include certain of the underwriters, securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

     Transfers of ownership or other interests in notes in DTC may be made only through direct DTC participants. Indirect DTC participants are required to effect transfers through a direct DTC participant. In addition, beneficial owners of notes in DTC will receive all distributions of principal of and interest on the notes through such direct DTC participants to the extent received by DTC.

     Because DTC can only act on behalf of direct DTC participants, who in turn act on behalf of indirect DTC participants, and because beneficial owners holding through DTC will hold interests in the notes through direct DTC participants or indirect DTC participants, the ability of such beneficial owners to pledge notes to persons or entities that do not participate in DTC, or otherwise take actions with respect to such notes, may be limited.

     Conveyance of notices and other communications by DTC to direct DTC participants, by direct DTC participants to indirect DTC participants, and by direct and indirect DTC participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Clearstream, Luxembourg. Clearstream Banking, societe anonyme, 67 Bd Grande-Duchesse Charlotte, L-2967 Luxembourg ("Clearstream, Luxembourg"), was incorporated in 1970 as "Cedel S.A.", a company with limited liability under Luxembourg law (a societe anonyme). Cedel S.A. subsequently changed its name to Cedelbank. On January 10, 2000, Cedelbank's parent company, Cedel International, societe anonyme ("CI") merged its clearing, settlement and custody business with that of Deutsche Borse Clearing AG ("DBC"). The merger involved the transfer by CI of substantially all of its assets and liabilities (including its shares in Cedelbank) to a new Luxembourg company, New Cedel International, societe anonyme ("New CI"), which is 50% owned by CI and 50% owned by DBC's parent company Deutsche Borse AG. The shareholders of these two entities are banks, securities dealers and financial institutions. Cedel International currently has 89 shareholders, including U.S. financial institutions or their subsidiaries. No single entity may own more than 5 percent. of Cedel International's stock.

     Further to the merger, the Board of Directors of New Cedel International decided to re-name the companies in the group in order to give them a cohesive brand name. The new brand name that was chosen is "Clearstream". With effect from January 14, 2000, New CI has been renamed "Clearstream International, societe anonyme". On January 18, 2000, Cedelbank was renamed "Clearstream Banking, societe anonyme", and Cedel Global Services was renamed "Clearstream Services, societe anonyme".

     On January 17, 2000, DBC was renamed "Clearstream Banking AG". This means that there are now two entities in the corporate group headed by Clearstream International which share the name "Clearstream Banking", the entity previously named "Cedelbank" and the entity previously named "Deutsche Borse Clearing AG".

     On February 1, 2002, Cedel International and Deutsche Borse AG announced agreement on the terms of an offer by Deutsche Borse AG to acquire Cedel International and its 50 percent ownership of Clearstream International. The offer is subject to an affirmative vote by two-thirds of Cedel International shareholders, regulatory approval and Deutsche Borse Supervisory Board approval.

     Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream, Luxembourg in any of 32 currencies, including U.S. dollars. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg also deals with domestic securities markets in over 39 countries through established depository and custodial relationships. Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier, "CSSF", which supervises Luxembourg banks. Clearstream, Luxembourg's customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream, Luxembourg's U.S. customers are limited to securities brokers and dealers, and banks. Currently, Clearstream, Luxembourg has approximately 2,000 customers located in over 80 countries, including all major European countries, Canada, and the United States. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream, Luxembourg. Clearstream, Luxembourg has established an electronic bridge with Euroclear Bank in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear Bank.

     Distributions of interest and principal with respect to notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

     Euroclear. Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the initial purchasers. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

     The Euroclear Operator was granted a banking license by the Belgian Banking and Finance Commission in 2000, authorizing it to carry out banking activities on a global basis. It took over operation of Euroclear from the Brussels, Belgium office of Morgan Guaranty Trust Company of New York on December 31, 2000.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

     Distributions of interest and principal with respect to notes held beneficially through Euroclear will be credited to cash accounts of Euroclear participants in accordance with its rules and procedures, to the extent received by its depositary in the United States.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Initial settlement for the notes will be made in immediately available funds.

     Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules. Secondary market trading between Clearstream, Luxembourg Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

TRANSFERS BETWEEN DTC AND CLEARSTREAM, LUXEMBOURG OR EUROCLEAR

     Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary. However, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg Participants and Euroclear Participants may not deliver instructions directly to the respective U.S. depositaries.

     Because of time-zone differences, credits of notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream, Luxembourg or Euroclear Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream, Luxembourg Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be generally available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

     Although DTC, Euroclear and Clearstream Luxembourg have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures which may be changed or discontinued at any time.

                                  TAX MATTERS

     THE FOLLOWING SUMMARY OF CANADIAN AND UNITED STATES TAX MATTERS IS GENERAL IN NATURE ONLY AND DOES NOT CONSTITUTE TAX ADVICE TO ANY PROSPECTIVE INVESTOR IN THE NOTES. PERSONS WHO CONSIDER INVESTING IN THE NOTES, WHETHER THEY ARE CITIZENS OR RESIDENTS OF ANY ONE OR MORE OF CANADA, THE UNITED STATES OR ANOTHER COUNTRY, ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR INDIVIDUAL TAX POSITIONS.

CANADIAN TAXATION

     In the respective opinions of the Canadian legal advisors to the Province and the underwriters, the following summary fairly describes the principal Canadian federal income tax consequences generally applicable to a beneficial owner of notes acquired pursuant to this prospectus supplement who, for purposes of the Income Tax Act (Canada) (the "Act") and at all relevant times, is not and is not deemed to be resident in Canada (a "Non-Resident Holder"). This summary is based on the provisions of the Act and the regulations thereunder in force at the date hereof. This summary does not take into account provincial, territorial or foreign income tax considerations and is not applicable to Canadian residents. No assurances can be given that changes in the law or administrative practices or future court decisions will not affect the tax treatment of a Non-Resident Holder.

     The Province is not required to deduct or withhold tax from interest or principal paid or credited by the Province on the notes to a Non-Resident Holder. In addition, no other tax on income or capital gains is payable under the Act in respect of the notes or the interest thereon by Non-Resident Holders who do not use or hold, and are not deemed or considered to use or to hold, the notes in carrying on business in Canada and are not otherwise required under the Act to include an amount in respect of the notes in computing income from carrying on a business in Canada.

UNITED STATES TAXATION

     The following describes the material U.S. federal income tax consequences of the ownership and disposition of the notes. This discussion only applies to:

     - initial holders who purchase notes at the "issue price" (as defined below); and

     -  holders who hold their notes as capital assets.

     This discussion does not describe all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as:

     -  certain financial institutions;

     -  insurance companies;

     -  dealers in securities or foreign currencies;

     -  persons holding notes as part of a hedge;

     -  United States Holders whose functional currency is not the U.S. dollar;

     - partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

     -  persons subject to the alternative minimum tax; or

     - persons carrying on a trade or business in Canada through a permanent establishment.

     This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein. Persons considering the purchase of notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term "United States Holder" means a beneficial owner of a note that is for U.S. federal income tax purposes:

     -  a citizen or resident of the United States;

     - a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

     - an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source;

     The term United States Holder also includes certain former citizens and residents of the United States.

     The term "Non-United States Holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes:

     - an individual who is classified as a nonresident alien for U.S. federal income tax purposes;

     -  a foreign corporation; or

     - an estate or trust that is not subject to U.S. taxation on its worldwide income.

     The "issue price" of a note is the first price to the public (not including bond houses, brokers or similar persons or wholesalers) at which a substantial amount of the notes is sold for money.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

     Payments of Interest. Interest (including any Additional Amounts) paid on a note will be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the Holder's method of accounting for U.S. federal income tax purposes. Interest income earned by a United States Holder with respect to a note will constitute foreign source income for U.S. federal income tax purposes, which may be relevant to a United States Holder in calculating the Holder's foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, interest paid on the notes will generally constitute "passive income", or in the case of certain United States Holders, "financial services income".

     Sale, Exchange or Retirement of the Notes. Upon the sale, exchange or retirement of a note, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the Holder's adjusted tax basis in the note. Gain or loss, if any, will generally be U.S. source income for purposes of computing a United States Holder's foreign tax credit limitation. For these purposes, the amount realized does not include any amount attributable to accrued interest on the note. Amounts attributable to accrued interest are treated as interest as described under "Payments of Interest" above. Except as described below, gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year.

     Backup Withholding and Information Reporting. Information returns will be filed with the Internal Revenue Service in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. United States Holders will be subject to United States backup withholding tax on these payments if they fail to provide their taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to United States Holders will be allowed as a credit against their United States federal income tax liability and may entitle them to a refund, provided that the required information is furnished to the Internal Revenue Service.

TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

     Non-United States Holders who are engaged in a trade or business in the United States and whose payments on a note are effectively connected with their conduct of such trade or business may be subject to U.S. federal income tax on such payments as well as upon the disposition of the notes, and should consult their own tax advisors with respect to U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax. Individuals who are present in the United States for 183 days or more in any taxable year should also consult their own tax advisors as to the U.S. federal income tax consequences of the ownership and disposition of notes.

     Backup Withholding and Information Reporting. In certain circumstances, information returns may be filed with the Internal Revenue Service in connection with payments on the notes and the proceeds from a sale or other disposition of the notes by Non-United States Holders. Non-United States Holders may be subject to U.S. backup withholding on these payments unless they comply with certain certification procedures to establish that they are not United States persons. The amount of any backup withholding from a payment to Non-United States Holders will be allowed as a credit against their U.S. federal income tax liability and may entitle them to a refund, provided that the required information is furnished to the Internal Revenue Service.

POSSIBLE EUROPEAN UNION REQUIREMENTS

     On December 13, 2001, the Council of the European Union published a revised draft directive regarding the taxation of savings income. It is proposed that, subject to a number of important conditions being met, Member States will be required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other Member State, except that Belgium, Luxembourg and Austria will operate a withholding tax system for a transitional period in relation to such payments. The proposed directive is not yet final and it may be subject to further amendment and/or clarification.

                                  UNDERWRITING

     The activities of the underwriters are being led jointly by CIBC World Markets plc and Salomon Smith Barney Inc. subject to the terms and conditions set forth in an underwriting agreement dated as of October 16, 2002, each of the underwriters named below, for whom CIBC World Markets plc and Salomon Smith Barney Inc. are acting as representatives, has severally agreed to purchase, and the Province has agreed to sell to each of them severally, the respective principal amounts of notes set forth opposite its name below. Under the terms and conditions of the underwriting agreement, the underwriters are committed to take and pay for all of the notes, if any are taken.

                                                              PRINCIPAL AMOUNT
                                                                  OF NOTES
UNDERWRITER                                                   ----------------
-----------
CIBC World Markets plc......................................  U.S.$206,250,000
Salomon Smith Barney Inc....................................       206,250,000
Credit Suisse First Boston Corporation......................        30,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........        12,500,000
National Bank Financial Inc.................................        12,500,000
RBC Dominion Securities Corporation.........................        12,500,000
Bank of Montreal............................................         5,000,000
BNP Paribas Securities Corp.................................         5,000,000
Casgrain & Company (USA) Limited............................         5,000,000
Scotia Capital Inc..........................................         5,000,000
                                                              ----------------
     Total..................................................  U.S.$500,000,000
                                                              ================

     The underwriters have advised the Province that they propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such price less a concession not in excess of 0.15% of the principal amount of the notes. After the initial public offering, the public offering price and concession may be changed.

     The notes are offered for sale in Canada, the United States, and those jurisdictions in Europe and Asia where it is legal to make such offers.

     Each of the underwriters has agreed that it has not offered, sold or delivered, and it will not offer, sell or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement or accompanying basic prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will to the best of its knowledge and belief after reasonable inquiry result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on the Province except as set forth in the underwriting agreement.

     Each of the underwriters has also agreed that it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000, as amended, with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

     Each of the underwriters has agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the notes in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan except pursuant to an exemption from the registration requirements of the Securities and Exchange Law available thereunder and in compliance with the other relevant laws of Japan.

     In addition, each of the underwriters has agreed that (i) it has not offered or sold and will not offer or sell, directly or indirectly, in Hong Kong by means of any document, any notes other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong and (ii) it has not issued and will not issue, directly or indirectly, any invitation or advertisement relating to the notes in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes intended to be disposed of to persons outside Hong Kong or to be disposed of in Hong Kong only to persons whose business involves the acquisition, disposal, or holding of securities, whether as principal or agent.

     Purchasers may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth above.

     The Province has been advised by the representatives that the representatives intend to make a market in the notes, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, the notes.

     In connection with the sale of the notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

     In the ordinary course of business, certain of the underwriters and their affiliates have engaged in and may in the future engage in various investment banking and commercial banking transactions with the Province.

     The Province has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended.

     The Province estimates that it will pay approximately U.S.$167,800 for expenses associated with the offering of the notes, including reimbursement of up to U.S.$90,000 for certain expenses of the underwriters.

                                 LEGAL OPINIONS

     The validity of the notes will be passed upon by the Deputy Attorney General of the Province as Canadian counsel for the Province and by Stewart McKelvey Stirling Scales, Canadian counsel for the underwriters. Certain U.S. legal matters in connection with the offering of the notes will be passed upon on behalf of the underwriters by Cravath, Swaine & Moore of New York, New York. From time to time, Cravath, Swaine & Moore have rendered legal services to the Province.

     The statements under "Tax Matters -- Canadian Taxation" are set forth herein in reliance upon the opinion of the Deputy Attorney General of the Province and Stewart McKelvey Stirling Scales, Canadian counsel for the underwriters, and the statements under "Tax Matters -- United States Federal Income Taxation" are set forth herein in reliance upon the opinion of Cravath, Swaine & Moore, United States counsel for the underwriters.

                     AUTHORIZED AGENTS IN THE UNITED STATES

     The Authorized Agent of the Province in the United States is the Deputy Consul General of the Canadian Consulate General, 1251 Avenue of the Americas, New York, N.Y. 10020.

                              GENERAL INFORMATION

     The notes have been accepted for clearance through Clearstream, Luxembourg and Euroclear. The Common Code for the notes is 15680113, the ISIN number for the notes is US642866 FD44 and the CUSIP number for the notes is 642866 FD4.

     The issue and sale of the notes was authorized by Orders of the Lieutenant Governor in Council of New Brunswick dated April 4, 2002, September 19, 2002 and September 26, 2002 made pursuant to the Loan Act 2000, the Electric Power Act and the Provincial Loans Act.

     Save as disclosed in this prospectus supplement or in the basic prospectus (including the documents incorporated by reference therein), there has been no material adverse change in the financial condition of the Province which is material in the context of the issue of the notes since March 31, 2002.

     Save as disclosed in this prospectus supplement or in the basic prospectus (including the documents incorporated by reference therein), the Province is not involved in any litigation, arbitration or administrative proceedings which are material in the context of the issue of the notes nor, so far as the Province is aware, are any such litigation, arbitration or administrative proceedings involving it pending or threatened.

     Copies of the following documents will, so long as any notes are outstanding, be available for inspection during usual business hours at the specified office of Dexia Banque Internationale a Luxembourg societe anonyme in
Luxembourg: (a) the documents incorporated by reference herein (copies of which may be obtained free of charge from Dexia Banque Internationale a Luxembourg societe anonyme in Luxembourg); (b) the fiscal agency agreement (which will contain the form of global note); and (c) the Orders of the Lieutenant Governor in Council of New Brunswick authorizing the issue and sale of the notes.

     Dexia Banque Internationale a Luxembourg societe anonyme in Luxembourg has been appointed as the Luxembourg listing, transfer and paying agent.

                                     ISSUER

                           PROVINCE OF NEW BRUNSWICK
                             Department of Finance
                               Treasury Division
                           670 King Street, Room 376
                           Fredericton, New Brunswick
                                 Canada E3B 5H1

             REGISTRAR, FISCAL, TRANSFER AND PRINCIPAL PAYING AGENT

                              ROYAL BANK OF CANADA
                            71 Queen Victoria Street
                                London EC4V 4DE
                                    England

                 LUXEMBOURG LISTING, TRANSFER AND PAYING AGENT

            DEXIA BANQUE INTERNATIONALE A LUXEMBOURG SOCIETE ANONYME
                                69, route d'Esch
                         L-1470 Luxembourg, Luxembourg

                                 LEGAL ADVISORS

                 to the Issuer                                 to the underwriters
               as to Canadian law                               as to Canadian law
            DEPUTY ATTORNEY GENERAL                      STEWART MCKELVEY STIRLING SCALES
            Legal Services Division                              44 Chipman Hill
                 P.O. Box 6000                              Saint John, New Brunswick
           670 King Street, Room 444                              Canada E2L 4S6
           Fredericton, New Brunswick
                 Canada E3B 5H1

                                                                  as to U.S. law
                                                             CRAVATH, SWAINE & MOORE
                                                                 Worldwide Plaza
                                                                825 Eighth Avenue
                                                                New York, New York
                                                                   U.S.A. 10019

--------------------------------------------------------------------------------
                                   PROSPECTUS
--------------------------------------------------------------------------------

                          (NEW BRUNSWICK COATE OF ARMS

                               U.S. $500,000,000

                           Province of New Brunswick
                                    (Canada)

                                 P.O. Box 6000
                           Fredericton, New Brunswick
                                 Canada E3B 5H1
                                 (506) 453-2515

                                Debt Securities

     The Province of New Brunswick intends to issue from time to time debt securities in an aggregate principal amount of up to U.S. $500,000,000. The specific terms of each series of debt securities will be set forth in supplement to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest.

                            ------------------------

     Neither the Securities and Exchange Commission, nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                  The date of this prospectus is July 25, 2002

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................   2
Province of New Brunswick...................................   2
Application of Proceeds.....................................   2
Description of Debt Securities..............................   2
Plan of Distribution........................................   4
Authorized Representatives..................................   4
Sources of Information......................................   5
Legal Opinions..............................................   5
Where You Can Get More Information..........................   5

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission under a "shelf" registration process. Using this process, we may offer the debt securities this prospectus describes in one or more offerings with a total initial offering price of up to $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any pricing supplement will describe the specific terms of that offering. The prospectus supplement and any pricing supplement may also add to, update or change the information this prospectus contains. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information".

                           PROVINCE OF NEW BRUNSWICK

     The Province of New Brunswick is located on the eastern seaboard of Canada and has a total land area of 28,355 square miles of which about 12,877 square miles are Crown Lands owned by the Province. The Province's population is concentrated principally in the valleys of the St. John River and other rivers. A large part of the Province is covered by forests, which constitute a major natural resource. Other natural resources include fish and shellfish, farmland and base metals, coal, potash, limestone and other minerals. The location of the Province provides the advantage of cost effective water transportation for its products to export markets in the eastern United States, Great Britain and Western Europe. According to Statistics Canada, the population of the Province on July 1, 2001 was estimated at 757,077. The three largest urban areas of the Province and their respective populations based on 1996 census figures are Saint John (125,705), Moncton (113,491) and Fredericton (78,950), the capital of the Province.

                            APPLICATION OF PROCEEDS

     The net proceeds to the Province from the sale of the debt securities will be added to the Consolidated Fund of the Province to be used for general Provincial purposes and may be advanced to, or applied to the purchase of securities issued by, New Brunswick Power Corporation.

                         DESCRIPTION OF DEBT SECURITIES

     The following is a brief summary of the terms and conditions of the debt securities. You should review the form of debt security for more details regarding the provisions described below and for other provisions that may be important to you. A form of the debt securities is filed as an exhibit to the registration statement. See "Where You Can Find More Information".

GENERAL

     The debt securities may be issued in one or more series as we authorize from time to time. The prospectus supplement relating to particular debt securities will describe the following terms:

     - the designation, aggregate principal amount and authorized denominations;

     -  the offering price;

     -  the maturity date;

     -  the interest rate;

     -  the interest payment dates;

     - any optional or mandatory redemption terms or repurchase or sinking fund provisions; and

     -  other specific provisions.

     The debt securities will be issued under the authority of the Provincial Loans Act and Orders of the Lieutenant-Governor in Council of the Province and, where required, under a loan act or the Electric Power Act. The debt securities will be direct and unconditional obligations of the Province, for the payment and performance of which the full faith and credit of the Province will be pledged. The debt securities will not be secured but will rank pari passu with all other general obligations of the Province outstanding at the date of issue of the debt securities or issued thereafter, without any preference granted by the Province one above the other by reason of priority of date of issue, currency of payment or otherwise.

     Interest will be payable in lawful money of the United States of America by check drawn on a bank in the City of New York mailed to the registered holders of the debt securities at their registered addresses, unless other arrangements are made.

SINKING FUND

     Sinking fund payments of not less than 1% of the then outstanding principal amount of any series of debt securities (calculated as provided in the Provincial Loans Act) are required to be made on or before the anniversary date of each issue. Sinking fund payments are to be retained and invested for use by the Province to pay at maturity the related series of debt securities or other sinking fund debt of the Province or to redeem in advance of maturity sinking fund debt of the Province. The debt securities shall not be otherwise redeemable from the sinking fund. The sinking fund investments are limited to:

     (a) direct obligations of the Government of Canada, any province of Canada or any municipality in the Province of New Brunswick;

     (b) obligations guaranteed by the Government of Canada, any province of Canada or any agency of the Province of New Brunswick;

     (c) obligations of a religious or educational corporation when secured by a first mortgage on property and designated as being a trustee investment by an Act of the Legislature of the Province of New Brunswick; and

     (d) deposit receipts, deposit notes, certificates of deposit, acceptances and other similar instruments issued or endorsed by any Canadian chartered bank.

GLOBAL SECURITIES

     We may issue debt securities in the form of one or more global securities which will be deposited with, or on behalf of a depository or its nominee. The specific terms of the depository arrangement with respect to any debt securities of a series and the name of the deposition, will be described in the prospectus supplement relating to that series.

ENFORCEABILITY

     The Province has not agreed to waive any immunity from jurisdiction nor has it appointed an agent in New York upon which process may be served for any purpose. In the absence of a waiver of immunity by the Province in any proceeding leading to an order by a court of another jurisdiction, it may not be possible to obtain in New Brunswick a judgment based solely on the order of the court of such other jurisdiction. However, the United States Foreign Sovereign Immunities Act of 1976 may provide an effective means of service and preclude granting sovereign immunity in actions under the United States Federal securities laws. Such Act may also provide a means for limited execution upon property of the Province in the United States as is related to the service or administration of the debt securities.

     The debt securities will be governed by the laws of the Province. The Province may be sued in the courts of New Brunswick, and no applicable law requires the consent of any public official or authority for proceedings to be brought or judgment to be obtained against the Province arising out of or relating to obligations under the debt securities, nor, subject to the Proceedings Against the Crown Act, is any immunity from suit available to the Province in any action in such courts, irrespective of whether a party to the action or the holder of debt securities is or is not resident within New Brunswick or is or is not a citizen of Canada.

     The Proceedings Against the Crown Act requires that written notice be served on the Attorney General of the Province at least two months before the commencement of an action. Although no order obtained in an action brought in the courts of New Brunswick against the Province may be enforced by execution, the Proceedings Against the Crown Act stipulates that if the order provides for the payment of money by way of damages or otherwise, or of costs, the Minister of Finance shall, after the expiry of the applicable appeal period or final determination of any appeal to the Court of Appeal of New Brunswick, pay out of the Consolidated Fund to the person entitled, or to his order, the amount due together with interest, if any, lawfully due thereon, provided that payment of the whole of the amount so payable, or any part thereof, may be suspended by court order pending determination of an appeal from the judgment of the said Court of Appeal. In addition, under that Act certain remedies, including the remedies of specific performance and injunction, are not available but in the place of such remedies the court may make a declaratory order.

                              PLAN OF DISTRIBUTION

     The Province may sell debt securities in any of three ways:

     -  through underwriters or dealers,

     - directly to a limited number of institutional purchasers or to a single purchaser or

     -  through agents.

The prospectus supplement with respect to each series of debt securities sets forth the terms of the offering of that series of debt securities, including the name or names of any underwriters, dealers or agents, the purchase price and the proceeds to the Province from the sale, any underwriting discounts and other items constituting underwriters' or agents' compensation, any initial public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

     If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase debt securities may be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the debt securities if any are purchased. Any initial public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

     Debt securities may be sold directly by the Province or through agents designated by the Province from time to time. Any agent involved in the offer or sale of debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by the Province to that agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, agents will be acting on a best efforts basis for the period of their appointment.

     The Province may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase debt securities from the Province at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Delayed delivery contracts will be subject to those conditions set forth in the prospectus supplement. The prospectus supplement will set forth the commissions payable for solicitation of any delayed delivery contracts.

     Agents and underwriters may be entitled under agreements entered into with the Province to indemnification by the Province against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make. Agents and underwriters may engage in transactions with, or perform services for, the Province in the ordinary course of business.

                           AUTHORIZED REPRESENTATIVES

     The authorized representatives of the Province in the United States are the Hon. Michael Phillips and Brian Schumacher, at the Canadian Consulate General, 1251 Avenue of the Americas, New York, N.Y. 10020.

                             SOURCES OF INFORMATION

     Information included or incorporated by reference in this prospectus which is designated as being taken from a publication of the Province or Canada, or any agency or instrumentality of either, is included herein upon the authority of that publication as a public official document.

     All financial information incorporated by reference in this prospectus was obtained from the annual Budget and Main Estimates of the Province of New Brunswick, the financial reviews pertaining thereto and the Public Accounts (subject to certain adjustments for purposes of comparability) of the Province of New Brunswick, or was prepared by representatives of the Department of Finance of the Province of New Brunswick in their official capacities. The information set forth under "Province of New Brunswick" and in the documents incorporated by reference, other than as described in the preceding paragraph, was prepared by representatives of the Department of Finance in their official capacities.

                                 LEGAL OPINIONS

     The legality of each series of debt securities offered by this prospectus will be passed upon on behalf of the Province by the Attorney General or by the Deputy Attorney General of the Province and, if sold to or through underwriters, will be passed upon on behalf of the several underwriters as to matters of United States law by Cravath, Swaine & Moore of New York, New York.

                      WHERE YOU CAN FIND MORE INFORMATION

     The Province is not subject to the informational requirements of the Securities Exchange Act. The Province has commenced filing annual reports on Form 18-K with the Securities and Exchange Commission on a voluntary basis. These reports and their exhibits include certain financial, statistical and other information concerning the Province. The Province may also file from time to time amendments on Form 18-K/A to its reports on Form 18-K, including amendments for the purpose of filing with the Securities and Exchange Commission exhibits which have not been included in the registration statement or registration statements to which this prospectus and any prospectus supplement relates. These exhibits would then be incorporated by reference into each of the Province's outstanding registration statements. These reports may be inspected at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20449. You can obtain information about the operation of the Securities and Exchange Commission's public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

     This prospectus is part of a registration statement the Province has filed with the Securities and Exchange Commission relating to the debt securities. This prospectus does not contain all the information the registration statement sets forth or includes in its exhibits and schedules, in accordance with the rules and regulations of the Securities and Exchange Commission, and we refer you to that omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits available at the Securities and Exchange Commission's public reference room.

     The Securities and Exchange Commission allows us to "incorporate by reference" the information the Province files with it, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that the Province files with the Securities and Exchange Commission will automatically update and supersede that information. We incorporate by reference the documents listed below, and any future filings the Province makes with the Securities and Exchange Commission on Form 18-K or Form 18-K/A until all the debt securities are sold:

     -  our annual report on Form 18-K for the year ended March 31, 2001; and

     -  amendment to our annual report on Form 18-K/A dated April 22, 2002.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all the documents we incorporate by reference in this prospectus, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this prospectus incorporates. You may request copies by writing or telephoning the Province at the following address:

                         The Province of New Brunswick
                             Department of Finance
                               Treasury Division
                           670 King Street, Room 376
                   Fredericton, New Brunswick, Canada E3B 5H1
            Attention: Assistant Deputy Minister, Treasury Division
                           Telephone: (506) 453-2515

     You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement or pricing supplement. We have not authorized any person (including any salesman or broker) to provide information other than that which this prospectus or any prospectus supplement or pricing supplement provides. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on its cover page or that any information in any document we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Accordingly, we urge you to review each document we subsequently file with the Securities and Exchange Commission and incorporate by reference as described above for updated information.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              (New Brunswick Logo)

                                U.S.$500,000,000

                           PROVINCE OF NEW BRUNSWICK
                                    (CANADA)

                        3.50% NOTES DUE OCTOBER 23, 2007

                   -----------------------------------------
                             PROSPECTUS SUPPLEMENT
                   -----------------------------------------

                               CIBC WORLD MARKETS
                              SALOMON SMITH BARNEY

                      REPRESENTATIVES OF THE UNDERWRITERS

                                October 16, 2002

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